EXHIBIT 11.2

                         NORTHWEST AIRLINES CORPORATION
             COMPUTATION OF FULLY DILUTED EARNINGS PER COMMON SHARE

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
(DOLLAR AMOUNTS IN MILLIONS)                                                         Three months ended March 31
                                                                                  ---------------------------------
                                                                                       1996               1995
                                                                                  ---------------    --------------
Reconciliation of net income applicable to common stockholders:
     Net income before preferred stock requirements                               $          53.4    $          2.6
     Preferred stock requirements                                                           (13.0)            (14.5)
     Addback:  Series C Preferred Stock requirements                                         --                 2.1
                                                                                  ---------------    --------------
     Income (loss) applicable to common stockholders before
        exchange of preferred stock                                                          40.4              (9.8)
     Exchange of preferred stock                                                             --                59.2
                                                                                  ---------------    --------------
Net income applicable to common stockholders, as adjusted                         $          40.4    $         49.4
                                                                                  ===============    ==============


Reconciliation of weighted average number of shares outstanding to amount used in fully diluted earnings per share computation:

     Weighted average number of common shares outstanding,
        excluding shares issued to employee trusts                                     81,728,857        80,143,775

     Weighted average number of common shares earned by employees since August
        1, 1993 due to the exercise of the Series C Preferred Stock special
        conversion option in February 1994                                             13,966,068         8,471,221

     Weighted average number of shares of Series C Preferred Stock earned by employees since August 1, 1993 for which the special conversion option
        was not elected and assumed to be converted to common stock                     9,856,577         5,978,580

     Stock options issued reduced by the number of shares which could have been
        purchased with the proceeds from exercise of such options                       2,729,927         3,007,169
                                                                                  ---------------    --------------

     Weighted average number of common shares
        outstanding, as adjusted                                                      108,281,429        97,600,745
                                                                                  ===============    ==============


Earnings (loss) per common share assuming full dilution:
     Before exchange of preferred stock                                           $           .37    $         (.10)
     Exchange of preferred stock                                                             --                 .61
                                                                                  ---------------    --------------
     Earnings per common share                                                    $           .37    $          .51
                                                                                  ===============    ==============

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